Exhibit 99.1

Contact:

David Bullock

Chief Financial Officer

(717) 849-8500

Graham Packaging Announces Results for 2010 Fourth Quarter and Full Year

YORK, PA, February 10, 2011—Graham Packaging Company Inc. (NYSE:GRM) today announced results for the quarter and full year ended December 31, 2010.

Highlights

•

Net sales for the fourth quarter of 2010 increased to $643.9 million. Excluding $93.8 million in net sales of Liquid Container acquired in September 2010, net sales were $550.1 million, a 2.9% increase over the fourth quarter of 2009.

•

Operating income for the fourth quarter increased to $52.8 million from $23.7 million in the fourth quarter of 2009. Excluding $0.1 million in operating income of Liquid Container, operating income was $52.7 million.

•

Adjusted EBITDA(1) for the fourth quarter of 2010 was $125.1 million. Adjusted EBITDA, excluding Liquid Container and associated synergies, was $106.3 million, a 6.4% increase over the fourth quarter of 2009.

•	Adjusted EBITDA for the full year 2010 was $504.4 million. Adjusted EBITDA, excluding Liquid Container and associated synergies, was $483.8 million, a 4.6% improvement over 2009.

•	Free Cash Flow(2) for the full year 2010 decreased to $123.8 million. The Company retired $222.0 million of debt during 2010.

•	Company announces adjusted EBITDA guidance for 2011 of $583.0 million.

•	Company updates full run rate of synergies associated with the Liquid Container acquisition to $25.0 million, $12.0 million to be achieved in 2011.

Fourth Quarter 2010

Net sales improved to $643.9 million, an increase of $109.2 million over the fourth quarter of last year. The acquisition of Liquid Container on September 23, 2010, contributed $93.8 million to the increase, and the remainder was driven by an increase in resin costs which are passed through to customers.

Adjusted EBITDA increased to $125.1 million compared to $99.9 million in the fourth quarter of last year. Excluding the $16.8 million of adjusted EBITDA of Liquid Container and associated cost synergies of $2.0 million, adjusted EBITDA was $106.3 million.

“Our fourth quarter profitability exceeded our expectations,” said CEO Mark Burgess. “Our legacy business delivered a 6.4% improvement in adjusted EBITDA over the prior year as a result of operational improvements and our focus on productivity. This improvement occurred despite slightly lower volumes in our legacy business, a volume decline which was anticipated due to challenging market conditions and inventory destocking. Additionally, we are very pleased with the great progress we have made integrating Liquid Container, and expect to maximize our cost synergies.”

By segment, sales in North America increased by $111.2 million, or 25.0%, due to the acquisition of Liquid Container, increases in resin costs mentioned above, and slightly higher volumes in the legacy business. Sales in Europe declined by $6.6 million, or 10.3%, due primarily to lower volumes and unfavorable exchange rates. Sales in South America declined by $0.5 million, or 2.3%, due to unfavorable exchange rates and lower volumes. Sales in Asia Pacific were $5.1 million, reflecting the July acquisition of our Chinese operation.

SG&A expenses increased to $41.1 million, up $8.1 million from the fourth quarter last year. SG&A expenses related to acquisition activity were $5.5 million, and Liquid Container’s SG&A expenses were $6.0 million. These increases were offset by a decrease in advisory service fees and lower incentive compensation expenses.

Operating income increased to $52.8 million from $23.7 million for the fourth quarter of last year. The increase was driven by lower asset impairment charges, the acquisition of Liquid Container and increased operating income in the legacy business due to productivity initiatives. Those increases were offset by SG&A expenses related to the acquisition and increased cost of goods sold from purchase accounting allocations.

Net interest expense was $54.4 million, an increase of $4.8 million from the fourth quarter of last year, primarily due to the interest expense on the debt related to the acquisition of Liquid Container and the higher effective interest rate on the portion of our term loans which were extended in September 2010.

In the fourth quarter of 2010, a majority-owned subsidiary of the Company recorded the reversal of a valuation allowance previously established on deferred tax assets of $86.6 million in the US and $3.8 million in foreign tax jurisdictions. Excluding this reversal, the Company’s net loss improved to a net loss of $37.5 million as compared to a net loss of $46.6 million for the fourth quarter of the prior year.

Full Year 2010

Full year net sales improved to $2,512.7 million, an increase of $241.7 million over 2009. The acquisition of Liquid Container contributed $101.4 million to the increase, and the remainder was driven by higher volumes and an increase in resin costs which are passed through to customers.

Adjusted EBITDA increased to $504.4 million compared to $462.5 million in 2009. Excluding the acquisition of Liquid Container and associated cost synergies, adjusted EBITDA for 2010 increased by 4.6% to $483.8 million. The Company achieved approximately $2.0 million in cost synergies on the integration of Liquid Container during 2010. On a standalone basis, Liquid Container’s adjusted EBITDA was $70.6 million for 2010, $18.6 million of which was achieved during Graham’s period of ownership.

By segment for 2010, sales in North America increased by $235.0 million, or 12.1%, due to the acquisition of Liquid Container, increases in resin costs mentioned above, and higher volumes in the legacy business. Sales in Europe declined by $9.9 million, or 4.2%, primarily due to unfavorable exchange rates and lower volumes. Sales in South America improved by $6.9 million, or 7.4%, due to price increases and higher volumes. Sales in Asia Pacific were $9.7 million, reflecting the July acquisition of our Chinese operation.

Operating income increased to $241.7 million from $233.7 million in 2009. The increase was driven by lower asset impairment charges, increased operating income in the legacy business due to productivity initiatives, the acquisition of Liquid Container and a decrease in advisory service fees. Those increases were offset by SG&A expenses related to the Company’s IPO, expenses related to acquisitions, a payment made to OnTech Operations, Inc. to settle its claims against the Company and increased cost of goods sold from purchase accounting allocations.

Net interest expense was $184.9 million, a $9.1 million increase over 2009.

The Company retired $222.0 million of debt during 2010. Approximately $129.0 million of the retirement was funded with proceeds from the Company’s IPO, with the remaining $93.0 million funded with cash.

Commenting on the full year performance, Burgess stated: “We have had a terrific year at Graham that began with our IPO in February, continued with the establishment of operations in Asia and the acquisition of Liquid Container, and culminated with the delivery of solid financial results. Through improved volumes and productivity initiatives, we grew our legacy business adjusted EBITDA by 4.6%, generated strong free cash flow and strengthened our capital structure with the retirement of $222.0 million in debt. We continue to see good momentum on the technology and conversion fronts that can help us provide value added packaging solutions for our customers. While our progress to date has been gratifying, we are excited about what we can deliver in 2011.”

Excluding the reversal of the deferred tax asset valuation allowance previously described, the Company’s net loss for the full year was $28.6 million compared to net income of $14.3 million in 2009.

2011 Outlook

For fiscal 2011, the Company currently expects adjusted EBITDA to be $583.0 million, which includes $12.0 million of synergies associated with the acquisition of Liquid Container. The Company has updated its view of the full run rate of synergies from this acquisition to be $25.0 million.

Conference Call Information

The Company will hold a conference call to discuss fiscal 2010 fourth quarter and full year results at 5:00 p.m. EST this afternoon. The call will be web cast live over the Internet from the company’s Web site at www.grahampackaging.com under “Investor Relations.” Participants should follow the instructions provided on the Web site for downloading and installing the necessary audio applications. The conference call also is available by dialing 866-825-3308 (domestic) or 617-213-8062 (international) and entering pass code 53378587.

Following the live conference call, a replay will be available one hour after the call. The replay also will be available on the company’s Web site or by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering pass code 54448436. The telephonic replay will be available for thirty days.

About Graham Packaging

Graham Packaging, based in York, Pennsylvania, is a worldwide leader in the design, manufacture and sale of technology-based, customized blow molded plastic containers for the branded food and beverage, household, personal care/specialty and automotive lubricants product categories. The Company has an extensive blue-chip customer base that includes many of the world’s largest branded consumer products companies. It produces more than 20 billion container units annually at 98 plants in North America, Europe, South America and Asia.

Graham Packaging is a leading U.S. supplier of plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings, condiments and beers; the leading global supplier of plastic containers for yogurt drinks; a leading supplier of plastic containers for liquid fabric care products, dish care products and hard-surface cleaners; and the leading supplier in the U.S., Canada and Brazil of one-quart/liter plastic motor oil containers.

To learn more about Graham Packaging, please visit the Company’s Web site at http://www.grahampackaging.com/. Graham Packaging uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding Graham Packaging is routinely posted on the Company’s Web site and is readily accessible.

Forward-Looking Statements

Information provided and statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this press release and Graham Packaging assumes no obligation to update the information included in this press release. Such forward-looking statements include information concerning Graham Packaging’s possible or assumed future results of operations. These statements often include words such as “approximate,” “believe,” “expect,” “anticipate,” “outlook,” “intend,” “plan,” “estimate”, “guidance” or similar expressions. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Graham Packaging’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond Graham Packaging’s control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission, more specifically the Risk Factors sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q). Although Graham Packaging believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Forward-looking statements only speak as of the date of this press release or the date they were made and, unless otherwise required by law, Graham Packaging disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.

Adjusted EBITDA and free cash flow are not intended to represent, and should not be considered more meaningful than, or as an alternative to, income (loss) from continuing operations and net cash provided by operating activities, respectively, in both cases as calculated in accordance with GAAP. The Company believes that the presentation of adjusted EBITDA and free cash flow provides investors with useful analytical indicators of its performance. Additionally, the Company uses adjusted EBITDA and free cash flow as key internal metrics and two components, among several, of management incentive compensation. Because not all companies use identical calculations, these presentations of adjusted EBITDA may not be comparable to other similarly titled measures of other companies. A reconciliation of income (loss) from continuing operations to adjusted EBITDA is as follows:

(1) Reconciliation of income (loss) from continuing operations to EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(In millions)
Income (loss) from continuing operations	$52.9	$(41.0)	$61.8	$23.8
Interest income	(0.2)	(0.3)	(0.7)	(1.1)
Interest expense	54.6	49.9	185.6	176.9
Income tax (benefit) provision	(57.8)	5.2	(50.7)	27.0
Depreciation and amortization	53.2	40.1	171.1	158.6

EBITDA	$102.7	$53.9	$367.1	$385.2

Reconciliation of EBITDA to adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(In millions)
EBITDA	$102.7	$53.9	$367.1	$385.2
Asset impairment charges	5.9	27.6	9.6	41.8
Increase in income tax receivable obligations	3.3	—	5.0	—
Other non-cash charges (a)	1.9	2.2	4.9	7.3
Fees related to monitoring agreements (b)	0.3	1.3	1.5	5.0
Net loss on debt extinguishment	—	9.5	31.1	8.7
Write-off of amounts in accumulated other comprehensive income related to interest rate swaps	—	—	7.0	—
Contract termination fee and IPO-related expenses (c)	—	0.2	39.6	0.2
Acquisition and integration expenses (d)	9.0	—	20.3	—
Venezuelan hyper-inflationary accounting	—	—	2.3	—
Reorganization and other costs (e)	2.0	5.2	16.0	14.2
Other administrative expenses (f)	—	—	—	0.1

Adjusted EBITDA (g)	$125.1	$99.9	$504.4	$462.5

Less: Liquid Container adjusted EBITDA (h)	16.8		18.6
Less: integration cost synergies (i)	2.0		2.0

Legacy business adjusted EBITDA	$106.3		$483.8

(a)	Represents the net loss on disposal of fixed assets, stock-based compensation expense and equity income from unconsolidated subsidiaries.
(b)	Represents annual fees paid to Blackstone Management Partners III L.L.C., through the date of the Company’s IPO, and a limited partner of Holdings pursuant to the Fifth Amended and Restated Limited Partnership Agreement, the Amended and Restated Monitoring Agreement and the Sixth Amended and Restated Limited Partnership Agreement.
(c)	Represents costs related to the termination of the Amended and Restated Monitoring Agreement, IPO bonus payments and other IPO-related costs.
(d)	Represents costs related to the acquisition and integration of Liquid Container, China Roots and other entities.
(e)	Represents costs related to a settlement to OnTech Operations, Inc. for claims against the Company, plant closures, employee severance and other costs defined in the senior secured credit agreement.
(f)	Represents administrative expenses incurred by the Company and paid by Blackstone on the Company’s behalf.
(g)	The Company uses adjusted EBITDA as one factor in the setting of incentive compensation.
(h)	Represents Liquid Container adjusted EBITDA since its acquisition date of September 23, 2010.
(i)	Represents cost synergies realized on the integration of Liquid Container.

(2) Reconciliation of cash flow from operations to free cash flow:

	Year Ended December 31,
	2010	2009
	(In millions)
Net cash provided by operating activities	$230.1	$325.5
Cash paid for property, plant and equipment	(157.1)	(146.0)
Acquisition and integration expenses	11.2	—
Contract termination fee and IPO-related expenses	39.6	0.2

Free cash flow	$123.8	$179.7

GRAHAM PACKAGING COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(In thousands, except share and per share data)
Net sales	$643,886	$534,666	$2,512,733	$2,271,034
Cost of goods sold	542,397	448,285	2,076,284	1,866,585

Gross profit	101,489	86,381	436,449	404,449
Selling, general and administrative expenses	41,127	33,012	181,359	122,490
Asset impairment charges	5,904	27,655	9,621	41,826
Net loss on disposal of property, plant and equipment	1,625	2,044	3,758	6,452

Operating income	52,833	23,670	241,711	233,681
Interest expense	54,575	49,842	185,581	176,861
Interest income	(183)	(271)	(663)	(1,103)
Net loss on debt extinguishment	—	9,482	31,132	8,726
Write-off of amounts in accumulated other comprehensive income related to interest rate swaps	—	—	6,988	—
Increase in income tax receivable obligations	3,304	—	4,971	—
Other expense (income), net	46	514	2,613	(1,551)

(Loss) income before income taxes	(4,909)	(35,897)	11,089	50,748
Income tax (benefit) provision	(57,763)	5,193	(50,700)	27,014

Income (loss) from continuing operations	52,854	(41,090)	61,789	23,734
Loss from discontinued operations	—	(5,557)	—	(9,481)

Net income (loss)	52,854	(46,647)	61,789	14,253
Net income (loss) attributable to noncontrolling interests	5,312	(6,844)	7,077	3,174

Net income (loss) attributable to Graham Packaging Company Inc. stockholders	$47,542	$(39,803)	$54,712	$11,079

Earnings per share:
Income (loss) from continuing operations per share:
Basic	$0.75	$(0.82)	$0.91	$0.45
Diluted	$0.75	$(0.82)	$0.89	$0.44
Loss from discontinued operations per share:
Basic	$—	$(0.11)	$—	$(0.19)
Diluted	$—	$(0.11)	$—	$(0.19)
Net income (loss) attributable to Graham Packaging Company Inc. stockholders per share:
Basic	$0.75	$(0.93)	$0.91	$0.26
Diluted	$0.75	$(0.93)	$0.89	$0.25
Weighted average shares outstanding:
Basic	62,998,221	42,998,370	60,334,473	42,981,204
Diluted	63,882,235	42,998,370	61,410,535	42,985,179

GRAHAM PACKAGING COMPANY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,
	2010	2009
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$152,964	$147,808
Accounts receivable, net	216,368	191,685
Inventories	247,166	194,702
Deferred income taxes	14,616	3,446
Prepaid expenses and other current assets	42,363	58,297

Total current assets	673,477	595,938
Property, plant and equipment, net	1,203,142	1,017,778
Intangible assets, net	195,780	43,012
Goodwill	643,064	437,058
Other non-current assets	91,364	32,506

Total assets	$2,806,827	$2,126,292

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$34,007	$100,657
Accounts payable	142,585	111,013
Accrued expenses and other current liabilities	196,432	186,806
Deferred revenue	32,471	30,245

Total current liabilities	405,495	428,721
Long-term debt	2,798,824	2,336,206
Deferred income taxes	32,428	24,625
Other non-current liabilities	100,804	99,854
Commitments and contingent liabilities
Equity (deficit):
Graham Packaging Company Inc. stockholders’ equity (deficit):
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, shares issued and outstanding 63,311,512 and 42,998,786	633	430
Additional paid-in capital	459,422	297,470
Retained earnings (deficit)	(977,318)	(1,032,887)
Notes and interest receivable for ownership interests	(4,838)	(6,353)
Accumulated other comprehensive income (loss)	(22,508)	(31,123)

Graham Packaging Company Inc. stockholders’ equity (deficit)	(544,609)	(772,463)
Noncontrolling interests	13,885	9,349

Equity (deficit)	(530,724)	(763,114)

Total liabilities and equity (deficit)	$2,806,827	$2,126,292

GRAHAM PACKAGING COMPANY INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year Ended December 31,
	2010	2009
	(In thousands)
Operating activities:
Net income	$61,789	$14,253
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	171,088	159,417
Amortization of debt issuance fees	6,109	7,961
Accretion of senior unsecured notes	476	47
Net loss on debt extinguishment	31,132	8,726
Write-off of amounts in accumulated other comprehensive income related to interest rate swaps	6,988	—
Net loss on disposal of property, plant and equipment	3,758	9,991
Pension expense	3,151	5,118
Asset impairment charges	9,621	47,721
Unrealized loss on termination of cash flow hedge accounting	(2,973)	3,798
Stock compensation expense	1,212	895
Equity income from unconsolidated subsidiaries	(49)	(4)
Deferred tax (benefit) provision	(65,925)	9,082
Increase in income tax receivable obligations	4,971	—
Foreign currency transaction (gain) loss	(191)	254
Interest receivable on loans to owners	(367)	(273)
Changes in operating assets and liabilities, net of acquisitions of businesses:	(703)	58,483

Net cash provided by operating activities	230,087	325,469

Investing activities:
Cash paid for property, plant and equipment	(157,119)	(146,011)
Proceeds from sale of property, plant and equipment	631	984
Acquisitions of/investments in businesses, net of cash acquired	(579,049)	(1,385)
Cash paid for sale of businesses	(55)	(4,118)

Net cash used in investing activities	(735,592)	(150,530)

Financing activities:
Proceeds from issuance of long-term debt	708,841	311,889
Payment of long-term debt	(333,463)	(355,847)
Debt issuance fees	(35,856)	(27,193)
Proceeds from the issuance of common stock, net of underwriting discount of $11.3 million	171,055	—
Payment of other expenses for the issuance of common stock	(5,669)	(3,023)
Repayment of notes and interest for ownership interests	1,882	387
Proceeds from issuance of ownership interests	4,344	—
Net proceeds from net issuance of ownership interests	—	59
Purchase of ownership interests	—	(175)

Net cash provided by (used in) financing activities	511,134	(73,903)

Effect of exchange rate changes on cash and cash equivalents	(473)	2,893

Increase in cash and cash equivalents	5,156	103,929
Cash and cash equivalents at beginning of year	147,808	43,879

Cash and cash equivalents at end of year	$152,964	$147,808

The Company is organized and managed on a geographical basis in four operating segments: North America, Europe, South America and Asia. The Company began accounting for its Asian operations as a new operating segment as of July 1, 2010, with the acquisition of China Roots. The Company’s measure of segment profit or loss is operating income. Segment information for the three years ended December 31, 2010, representing the reportable segments currently utilized by the chief operating decision makers, was as follows (unaudited):

	Year	North America	Europe	South America	Asia	Eliminations	Total
	(In thousands)
Net sales	2010	$2,178,118	$226,065	$99,683	$9,684	$(817)	$2,512,733
	2009	1,942,747	235,766	92,771	—	(250)	2,271,034

Operating income (loss)	2010	$220,253	$20,824	$387	$247	$—	$241,711
	2009	210,990	31,777	(9,086)	—	—	233,681

Depreciation and amortization	2010	$145,810	$17,824	$6,600	$854	$—	$171,088
	2009	136,929	17,902	3,788	—	—	158,619

Asset impairment charges	2010	$5,290	$3,543	$788	$—	$—	$9,621
	2009	31,512	3,918	6,396	—	—	41,826

Interest expense, net	2010	$180,443	$1,104	$3,202	$169	$—	$184,918
	2009	171,647	1,183	2,928	—	—	175,758

Other (income) expense, net	2010	$(5,770)	$6,139	$(103)	(53)	2,400	$2,613
	2009	(17,747)	691	(9,764)	—	25,269	(1,551)

Income tax (benefit) provision	2010	$(52,634)	$3,146	$(1,163)	(49)	$—	$(50,700)
	2009	16,433	9,535	1,046	—	—	27,014

Identifiable assets	2010	$991,676	$125,433	$69,044	$16,989	$—	$1,203,142
	2009	830,897	138,053	48,828	—	—	1,017,778

Goodwill	2010	$626,156	$15,449	$7	$1,452	$—	$643,064
	2009	420,765	16,286	7	—	—	437,058

Cash paid for property, plant and equipment	2010	$107,387	$19,761	$26,761	$3,210	$—	$157,119
	2009	119,875	13,529	12,607	—	—	146,011